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Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    February 19, 2016

Fannie Mae Reports Net Income of $11.0 Billion and
Comprehensive Income of $10.6 Billion for 2015

Company Reports Net Income of $2.5 Billion and
Comprehensive Income of $2.3 Billion for Fourth Quarter 2015

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Fannie Mae paid a total of $10.3 billion in dividends to Treasury in 2015. The company expects to pay Treasury $2.9 billion in dividends in March 2016. With the expected March 2016 dividend payment, Fannie Mae will have paid a total of $147.6 billion in dividends to Treasury. Dividend payments do not reduce prior Treasury draws, which total $116.1 billion.

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Fannie Mae provided approximately $516 billion in liquidity to the mortgage market in 2015, including approximately $116 billion in liquidity in the fourth quarter of 2015, enabling families to buy, refinance, or rent homes.

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Fannie Mae helped distressed families retain their homes or avoid foreclosure through approximately 122,000 workout solutions in 2015, including approximately 25,000 loan workouts during the fourth quarter of 2015.

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Fannie Mae continued to increase the role of private capital in the mortgage market and reduce taxpayer risk through its Connecticut Avenue SecuritiesTM (CAS), Credit Insurance Risk TransferTM (CIRTTM), and other types of risk sharing transactions. Through 2015, Fannie Mae had transferred a significant portion of the mortgage credit risk on over $500 billion in unpaid principal balance of mortgage loans pursuant to these transactions.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported annual net income of $11.0 billion and annual comprehensive income of $10.6 billion in 2015. For the fourth quarter of 2015, Fannie Mae reported net income of $2.5 billion and comprehensive income of $2.3 billion. The company reported a positive net worth of $4.1 billion as of December 31, 2015, resulting in a dividend obligation to Treasury of $2.9 billion, which the company expects to pay in March 2016.
“Our strong 2015 results demonstrate our commitment to improving both our company and the broader housing finance system,” said Timothy J. Mayopoulos, president and chief executive officer. “We are listening closely to our customers so we deliver industry-leading solutions that make doing business with us easier, more efficient, and more certain. We are evolving our business model so we better serve the industry and taxpayers, and fulfill our essential role in making affordable mortgage and rental options available for millions of people across the country.”

Fourth Quarter and Full Year 2015 Results	1

Full Year 2015 Results - Fannie Mae’s 2015 net income of $11.0 billion declined from $14.2 billion in 2014. The decrease in 2015 net income was due primarily to:

•	A substantial reduction in income resulting from settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae

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Decreases in mortgage interest rates had a significant positive impact on the company’s benefit for credit losses in 2014, while changes in interest rates were not a primary driver of the company’s 2015 benefit for credit losses

•	Increased expenses relating to the company’s single-family foreclosed properties

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The decrease in 2015 net income was partially offset by lower fair value losses for the year due to smaller decreases in longer-term interest rates negatively impacting the value of the company’s risk management derivatives

Fourth Quarter 2015 Results - Fannie Mae’s fourth quarter 2015 net income of $2.5 billion increased from $2.0 billion in the third quarter of 2015. The increase in fourth quarter 2015 net income was due primarily to:

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Fair value gains in the fourth quarter of 2015 due primarily to increases in longer-term interest rates positively impacting the value of the company’s risk management derivatives, compared with fair value losses in the third quarter of 2015

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The increase in fourth quarter 2015 net income was partially offset by a provision for credit losses due primarily to an increase in mortgage interest rates, a slight decline in home prices, and the redesignation of certain nonperforming loans from held-for-investment to held-for-sale, compared with a benefit for credit losses in the third quarter of 2015

Fourth Quarter and Full Year 2015 Results	2

SUMMARY OF FOURTH QUARTER AND FULL YEAR 2015 RESULTS

(Dollars in millions)	4Q15	3Q15	Variance	2015	2014	Variance
Net interest income	$5,077	$5,588	$(511)	$21,409	$19,968	$1,441
Fee and other income	225	259	(34)	1,348	5,887	(4,539)
Net revenues	5,302	5,847	(545)	22,757	25,855	(3,098)
Investment gains, net	181	299	(118)	1,336	936	400
Fair value gains (losses), net	135	(2,589)	2,724	(1,767)	(4,833)	3,066
Administrative expenses	(686)	(952)	266	(3,050)	(2,777)	(273)
Credit-related income (expense)
Benefit (provision) for credit losses	(255)	1,550	(1,805)	795	3,964	(3,169)
Foreclosed property expense	(477)	(497)	20	(1,629)	(142)	(1,487)
Total credit-related income (expense)	(732)	1,053	(1,785)	(834)	3,822	(4,656)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(429)	(413)	(16)	(1,621)	(1,375)	(246)
Other expenses, net	(201)	(215)	14	(613)	(478)	(135)
Income before federal income taxes	3,570	3,030	540	16,208	21,150	(4,942)
Provision for federal income taxes	(1,103)	(1,070)	(33)	(5,253)	(6,941)	1,688
Net income	2,467	1,960	507	10,955	14,209	(3,254)
Less: Net income attributable to the noncontrolling interest	(1)	—	(1)	(1)	(1)	—
Net income attributable to Fannie Mae	$2,466	$1,960	$506	$10,954	$14,208	$(3,254)
Total comprehensive income attributable to Fannie Mae	$2,260	$2,213	$47	$10,628	$14,738	$(4,110)
Dividends distributed or available for distribution to senior preferred stockholder	$(2,859)	$(2,202)	$(657)	$(11,216)	$(15,323)	$4,107
Net revenues, which consist of net interest income and fee and other income, were $5.3 billion for the fourth quarter of 2015, compared with $5.8 billion for the third quarter of 2015. For the year, net revenues were $22.8 billion, compared with $25.9 billion in 2014. The decline in net revenues in 2015 was driven by a decline in fee and other income, partially offset by an increase in net interest income.
Net interest income, which includes guaranty fee revenue, was $5.1 billion for the fourth quarter of 2015, compared with $5.6 billion for the third quarter of 2015. For the year, net interest income was $21.4 billion for 2015, compared with $20.0 billion for 2014. The increase in net interest income in 2015 compared with 2014 was due primarily to an increase in loan prepayment activity in 2015 as a result of a lower interest rate environment in the first half of the year.
An increasing portion of Fannie Mae’s net interest income in recent years has been derived from guaranty fees rather than from interest income earned on the company’s retained mortgage portfolio assets. This is a result of both the impact of guaranty fee increases implemented in 2012 and the reduction of the retained mortgage portfolio. In 2015, approximately two-thirds of the company’s net interest income was derived from its guaranty business. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.

Fourth Quarter and Full Year 2015 Results	3

Fee and other income was $225 million for the fourth quarter of 2015, compared with $259 million for the third quarter of 2015. For the year, fee and other income was $1.3 billion for 2015, compared with $5.9 billion for 2014. Fee and other income decreased in 2015 compared with 2014 due primarily to higher revenue recognized in 2014 as a result of settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae.
Net fair value gains were $135 million in the fourth quarter of 2015, compared with losses of $2.6 billion in the third quarter of 2015. Net fair value gains in the fourth quarter of 2015 were due primarily to increases in longer-term interest rates positively impacting the value of the company’s risk management derivatives. For the year, net fair value losses were $1.8 billion, compared with losses of $4.8 billion in 2014. The company recorded net fair value losses for the year due primarily to declines in longer-term interest rates negatively impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s derivatives and securities may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage and credit spreads, implied volatility, and activity related to these financial instruments.
Credit-related expense, which consists of a provision or benefit for credit losses and foreclosed property expense or income, was $732 million in the fourth quarter of 2015, compared with credit-related income of $1.1 billion in the third quarter of 2015. Credit-related expense in the fourth quarter was due primarily to a provision for credit losses driven by an increase in mortgage interest rates, a slight decline in home prices, and the redesignation of certain nonperforming loans from held-for-investment to held-for-sale in connection with the company’s plans to sell these loans, which resulted in the company adjusting these loans to the lower of their cost or fair value.

Fourth Quarter and Full Year 2015 Results	4

For the year, credit-related expense was $834 million, compared with credit-related income of $3.8 billion in 2014. This shift was driven primarily by a lower benefit for credit losses and higher foreclosed property expense in 2015. The reduction in the company’s benefit for credit losses in 2015 as compared with 2014 was driven primarily by decreases in mortgage interest rates in 2014, which decreased the impairment on the company’s individually impaired loans related to concessions provided on its modified loans and resulted in an increase in the benefit for credit losses in 2014. Changes in interest rates were not a primary driver of our 2015 benefit for credit losses. In addition, although home prices increased in both 2014 and 2015, home price increases had a smaller impact on the benefit for credit losses in 2015 compared with 2014, due primarily to the smaller number of nonperforming loans held for investment in the company’s guaranty book of business in 2015 as compared with 2014. Also contributing to the lower benefit for credit losses in 2015 was the company’s redesignation of certain nonperforming single-family loans from held-for-investment to held-for-sale in connection with its plans to sell these loans.
Foreclosed property expense increased in 2015 compared with 2014 due primarily to higher operating expenses relating to property tax and insurance costs on the company’s single-family foreclosed properties and a decrease in the amount of income from the resolution of compensatory fees and representation and warranty matters.
VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, certain factors, such as changes in interest rates or home prices, could result in significant volatility in our financial results from quarter to quarter and year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s annual report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”).
SUMMARY OF FOURTH QUARTER AND FULL YEAR 2015 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in

Fourth Quarter and Full Year 2015 Results	5

pursuing Fannie Mae’s vision to be America’s most valued housing partner and to provide liquidity, access to credit and affordability in all U.S. housing markets at all times, while effectively managing and reducing risk to Fannie Mae’s business, taxpayers, and the housing finance system. In support of this vision, Fannie Mae is focused on: advancing a sustainable and reliable business model that reduces risk to the housing finance system and taxpayers; providing reliable, large-scale access to affordable mortgage credit for qualified borrowers and helping struggling homeowners; and serving customer needs and improving the company’s business efficiency.

(Dollars in millions)	4Q15	3Q15	Variance	2015	2014	Variance
Single-Family Segment:
Guaranty fee income	$3,199	$3,145	$54	$12,476	$11,702	$774
Credit-related income (expense)	(819)	1,029	(1,848)	(1,035)	3,625	(4,660)
TCCA fees	(429)	(413)	(16)	(1,621)	(1,375)	(246)
Other	(564)	(682)	118	(2,197)	(1,977)	(220)
Income before federal income taxes	1,387	3,079	(1,692)	7,623	11,975	(4,352)
Provision for federal income taxes	(451)	(1,040)	589	(2,491)	(3,496)	1,005
Net income	$936	$2,039	$(1,103)	$5,132	$8,479	$(3,347)
Multifamily Segment:
Guaranty fee income	$375	$367	$8	$1,439	$1,297	$142
Credit-related income	87	24	63	201	197	4
Other	(9)	(50)	41	114	127	(13)
Income before federal income taxes	453	341	112	1,754	1,621	133
Provision for federal income taxes	(119)	(17)	(102)	(247)	(158)	(89)
Net income	$334	$324	$10	$1,507	$1,463	$44
Capital Markets Segment:
Net interest income	$1,312	$1,401	$(89)	$5,828	$7,243	$(1,415)
Investment gains, net	860	1,608	(748)	5,539	6,378	(839)
Fair value gains (losses), net	63	(2,697)	2,760	(2,049)	(5,476)	3,427
Other	(444)	(322)	(122)	(1,319)	3,256	(4,575)
Income (loss) before federal income taxes	1,791	(10)	1,801	7,999	11,401	(3,402)
Provision for federal income taxes	(533)	(13)	(520)	(2,515)	(3,287)	772
Net income (loss)	$1,258	$(23)	$1,281	$5,484	$8,114	$(2,630)
Single-Family Business

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Single-Family net income was $936 million in the fourth quarter of 2015, compared with $2.0 billion in the third quarter of 2015. The decrease in net income in the fourth quarter compared to the third quarter was driven by a shift to credit-related expense in the fourth quarter from credit-related income in the third quarter. For the year, the Single-Family business had net income of $5.1 billion, compared with $8.5 billion in 2014. The decrease in annual net income was driven by a shift to credit-related expense in 2015 from credit-related income in 2014.

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Single-Family guaranty fee income was $12.5 billion in 2015, compared with $11.7 billion in 2014. Single-Family guaranty fee income increased in 2015 compared with 2014 as loans with higher guaranty fees became a larger part of the company’s Single-Family guaranty book of

Fourth Quarter and Full Year 2015 Results	6

business in 2015 due to the cumulative impact of guaranty fee price increases implemented in 2012. The Single-Family guaranty book of business was $2.83 trillion as of December 31, 2015 and $2.85 trillion as of December 31, 2014.

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Single-Family credit-related expense was $819 million in the fourth quarter of 2015, compared with credit-related income of $1.0 billion in the third quarter of 2015. Credit-related expense in the fourth quarter was due primarily to a provision for credit losses. For the year, Single-Family credit-related expense was $1.0 billion, compared with credit-related income of $3.6 billion in 2014. The shift to credit-related expense in 2015 was driven by a lower benefit for credit losses and higher foreclosed property expense.

Multifamily Business

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Multifamily net income was $334 million in the fourth quarter of 2015, compared with $324 million in the third quarter of 2015. The increase in net income in the fourth quarter compared to the third quarter was driven primarily by an increase in credit-related income. For the year, Multifamily net income was $1.5 billion for both 2015 and 2014.

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Multifamily guaranty fee income was $375 million for the fourth quarter of 2015, compared with $367 million for the third quarter of 2015. For the year, Multifamily guaranty fee income was $1.4 billion in 2015 compared with $1.3 billion in 2014. Multifamily guaranty fee income increased in 2015 compared with 2014 as loans with higher guaranty fees have become a larger part of the company’s Multifamily guaranty book of business, while loans with lower guaranty fees continue to liquidate. The Multifamily guaranty book of business was $213.4 billion as of December 31, 2015 compared with $203.3 billion as of December 31, 2014.

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Multifamily credit-related income was $87 million for the fourth quarter of 2015, compared with $24 million for the third quarter of 2015. The increase in credit-related income in the fourth quarter compared to the third quarter was driven primarily by larger gains on the sale of REO properties. For the year, Multifamily credit-related income was $201 million compared with $197 million in 2014. Credit-related income remained relatively consistent in 2015 compared with 2014 as both years were driven by gains on the disposition of REO properties and improvements in the allowance for loan losses as a result of continued stability of multifamily market fundamentals.

Capital Markets

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Capital Markets net income was $1.3 billion in the fourth quarter of 2015, compared with a net loss of $23 million in the third quarter of 2015. The shift to net income in the fourth quarter was driven primarily by fair value gains on the company’s risk management derivatives, compared with fair value losses in the prior quarter, partially offset by decreases in net investment gains and net interest income. The group had net income of $5.5 billion for the year, compared with $8.1 billion for 2014. The decline in annual net income in 2015 was due primarily to a shift to other expense from other income and decreases in net interest income and net investment gains, partially offset by lower fair value losses.

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Capital Markets other expense was $444 million for the fourth quarter of 2015, compared with other expense of $322 million for the third quarter of 2015. For the year, Capital Markets other expense was $1.3 billion compared with other income of $3.3 billion in 2014. The shift to other expense in 2015 from other income in 2014 was due primarily to higher revenue recognized in 2014 as a result of settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae.

Fourth Quarter and Full Year 2015 Results	7

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Capital Markets net interest income was $1.3 billion for the fourth quarter of 2015, compared with $1.4 billion for the third quarter of 2015. For the year, Capital Markets net interest income was $5.8 billion compared with $7.2 billion in 2014. The decrease in annual net interest income in 2015 was due primarily to a decline in the average balance of the company’s retained mortgage portfolio as the company continued to reduce this portfolio pursuant to the requirements of its senior preferred stock purchase agreement with Treasury and the Federal Housing Finance Agency’s (“FHFA”) additional portfolio cap.

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Capital Markets net investment gains were $860 million in the fourth quarter of 2015, compared with $1.6 billion in the third quarter of 2015. For the year, Capital Markets net investment gains were $5.5 billion compared with $6.4 billion in 2014. Investment gains decreased in 2015 compared with 2014 due primarily to lower gains on the sale of Fannie Mae MBS designated as available-for-sale securities as a result of an increase in interest rates in 2015.

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Capital Markets net fair value gains were $63 million in the fourth quarter of 2015, compared with net fair value losses of $2.7 billion in the third quarter of 2015. Net fair value gains in the fourth quarter of 2015 were due primarily to increases in longer-term interest rates positively impacting the value of the company’s risk management derivatives. For the year, Capital Markets net fair value losses were $2.0 billion compared with fair value losses of $5.5 billion in 2014. The group recorded net fair value losses for the year due primarily to declines in longer-term interest rates negatively impacting the value of the company’s risk management derivatives.

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Capital Markets retained mortgage portfolio balance decreased to $345.1 billion as of December 31, 2015, compared with $413.3 billion as of December 31, 2014, resulting from purchases of $252.2 billion and liquidations and sales of $320.4 billion during the year.

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has invested significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency (“FHFA”). These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.
ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through December 31, 2015, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $144.8 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.

Fourth Quarter and Full Year 2015 Results	8

Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the first quarter of 2016 calculated based on the company’s net worth of $4.1 billion as of December 31, 2015 less a capital reserve amount of $1.2 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount is $1.2 billion for each quarter of 2016 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s 2015 Form 10-K.
CREDIT RISK TRANSFER TRANSACTIONS
In late 2013, Fannie Mae began entering into credit risk transfer transactions with the goal of transferring, to the extent economically sensible, a portion of the existing mortgage credit risk on some of the recently acquired loans in its single-family book of business in order to reduce the economic risk to the company and taxpayers of future borrower defaults. Fannie Mae’s primary method of achieving this goal has been through the issuance of its Connecticut Avenue SecuritiesTM (CAS) and its Credit Insurance Risk TransferTM (CIRTTM) transactions.
These transactions transfer a portion of the mortgage credit risk associated with losses on specified reference pools of single-family mortgage loans to investors in CAS or to panels of reinsurers or insurers

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in CIRT transactions. As of December 31, 2015, the company had completed a total of nine CAS transactions since the CAS program began in 2013 and seven CIRT transactions since the CIRT program began in 2014. Approximately 15 percent of the loans in the company’s single-family conventional guaranty book of business as of December 31, 2015, measured by unpaid principal balance, were included in a reference pool for a CAS or CIRT transaction. The company also has executed other types of risk sharing transactions in addition to its CAS and CIRT transactions, including structures that transfer first loss risk. In the aggregate, Fannie Mae’s credit risk transfer transactions completed through year end 2015 transferred a significant portion of the mortgage credit risk on single-family mortgages with an unpaid principal balance of over $500 billion.
Fannie Mae has transferred a significant portion of the mortgage credit risk on over 95 percent of the single-family loans it acquired during the twelve months ended November 2014 in its targeted loan categories for its credit risk transfer transactions. Loan categories the company has targeted for credit risk transfer transactions generally consist of fixed-rate 30-year single-family conventional loans that meet certain credit performance characteristics, are non-Refi Plus, and have loan-to-value ratios between 60 percent and 97 percent. Based on their characteristics at the time the company acquired them, over 50 percent of the single-family loans the company acquired during the twelve months ended November 2014 were included in loan categories the company has targeted for credit risk transfer transactions. The portion of the company’s single-family loan acquisitions it includes in credit risk transfer transactions can vary from period to period based on market conditions and other factors.
These transactions increase the role of private capital in the mortgage market and reduce the risk to Fannie Mae’s business, taxpayers, and the housing finance system. The company intends to continue to engage in credit risk transfer transactions on an ongoing basis, subject to market conditions. Over time, the company expects that a larger portion of its single-family conventional guaranty book of business will be covered by credit risk transfer transactions.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards to promote sustainable homeownership and stability in the housing market. Fannie Mae actively monitors the credit risk profile and credit performance of the company’s single-family loan acquisitions, in conjunction with housing market and economic conditions, to determine if its pricing, eligibility, and underwriting criteria accurately reflects the risks associated with loans the company acquires or guarantees. Single-family conventional loans acquired by Fannie Mae in 2015 had a weighted average borrower FICO credit score at origination of 748 and a weighted average original loan-to-value ratio of 75 percent.
Fannie Mae’s single-family conventional guaranty book of business as of December 31, 2015 consisted of single-family loans acquired prior to 2009; non-Refi PlusTM loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (“HARP®”); and other loans acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.

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The single-family serious delinquency rate for Fannie Mae’s book of business has declined for 23 consecutive quarters since the first quarter of 2010, and was 1.55 percent as of December 31, 2015, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, and the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. Longer foreclosure timelines result in these loans remaining in the company’s book of business for a longer time, which has caused the company’s serious delinquency rate to decrease more slowly in the last few years than it would have if the pace of foreclosures had been faster. The slow pace of foreclosures in certain areas of the country has negatively affected the company’s single-family serious delinquency rates, foreclosure timelines, and financial results, and may continue to do so. Other factors such as the pace of loan modifications, the timing and volume of future nonperforming loan sales the company makes, servicer performance, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.
Total Loss Reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $28.8 billion as of December 31, 2015 from $38.2 billion as of December 31, 2014. The decrease in the company’s total loss reserves during 2015 was primarily driven by the company’s approach to adopting the charge-off provisions of FHFA’s Advisory Bulletin AB 2012-12; the

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change in the company’s accounting policy related to the treatment of accrued interest receivable; improvement in home prices; liquidations of mortgage loans; and the company’s redesignation of certain nonperforming single-family loans from held-for-investment to held-for-sale, which relieved the allowance on these loans. The company’s loss reserves have declined substantially from their peak and are expected to decline further.
PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $516 billion in liquidity to the mortgage market in 2015, including approximately $116 billion in liquidity in the fourth quarter of 2015, through its purchases and guarantees of loans, which resulted in:

•	954,000 home purchases in 2015, including approximately 238,000 in the fourth quarter of 2015

•	1,188,000 mortgage refinancings in 2015, including approximately 249,000 in the fourth quarter of 2015

•	569,000 units of multifamily housing in 2015, including approximately 136,000 in the fourth quarter of 2015

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The company was one of the largest single issuers of single-family mortgage-related securities in the secondary market in the fourth quarter and full year of 2015, with an estimated market share of new single-family mortgage-related securities issuances of 36 percent in the fourth quarter and 37 percent for all of 2015, compared with 40 percent for all of 2014. The company’s market share for single-family mortgage-related securities issuances decreased in 2015 compared with 2014 primarily as a result of competition from Ginnie Mae.
Fannie Mae also remained a continuous source of liquidity in the multifamily market in 2015. As of September 30, 2015 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.
Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 40,000 loans in the fourth quarter of 2015 and approximately 198,000 loans for the full year of 2015. Refinancings delivered to Fannie Mae through Refi Plus in the fourth quarter of 2015 reduced borrowers’ monthly mortgage payments by an average of $191. The company expects the volume of refinancings under HARP to continue to decline, due to a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.

Fourth Quarter and Full Year 2015 Results	13

Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Year Ended December 31,
	2015		2014		2013
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention solutions:
Modifications	$15,723	94,212	$20,686	122,823	$28,801	160,007
Repayment plans and forbearances completed	835	5,996	986	7,309	1,594	12,022
Total home retention solutions	16,558	100,208	21,672	130,132	30,395	172,029
Foreclosure alternatives:
Short sales	3,033	14,716	4,795	23,188	9,786	46,570
Deeds-in-lieu of foreclosure	1,145	7,361	1,786	11,292	2,504	15,379
Total foreclosure alternatives	4,178	22,077	6,581	34,480	12,290	61,949
Total loan workouts	$20,736	122,285	$28,253	164,612	$42,685	233,978
Loan workouts as a percentage of single-family guaranty book of business	0.73%	0.71%	0.99%	0.94%	1.48%	1.33%
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•	Fannie Mae provided approximately 25,000 loan workouts during the fourth quarter of 2015 and approximately 122,000 for the full year of 2015 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 19,000 loan modifications during the fourth quarter of 2015 and approximately 94,000 for the full year of 2015.

Fourth Quarter and Full Year 2015 Results	14

FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Year Ended December 31,
	2015	2014	2013
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	87,063	103,229	105,666
Total properties acquired through foreclosure	78,636	116,637	144,384
Dispositions of REO	(108,446)	(132,803)	(146,821)
End of period inventory of single-family foreclosed properties (REO)	57,253	87,063	103,229
Carrying value of single-family foreclosed properties (dollars in millions)	$6,608	$9,745	$10,334
Single-family foreclosure rate	0.45%	0.67%	0.82%

•	Fannie Mae acquired 16,750 single-family REO properties, primarily through foreclosure, in the fourth quarter of 2015, compared with 17,725 in the third quarter of 2015.

•
As of December 31, 2015, the company’s inventory of single-family REO properties was 57,253, compared with 60,958 as of September 30, 2015. The carrying value of the company’s single-family REO was $6.6 billion as of December 31, 2015.

•
The company’s single-family foreclosure rate was 0.45 percent for the full year of 2015. This reflects the total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the full year of 2015 are available in the accompanying Annex; however, investors and interested parties should read the company’s 2015 Form 10-K, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2015 Form 10-K. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2015 Credit Supplement” at www.fanniemae.com.

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the impact of and future plans with respect to the company’s credit risk transfer transactions; the sources of its future net interest income; the company’s future profitability; the factors that will affect the company’s future financial results; the factors that will affect the company’s future single-family serious delinquency rates; the future volume of its HARP refinancings; the future fair value of the company’s financial instruments; the company’s future loss reserves; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future interest rates and home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability; changes in borrower behavior, including increases in the number of underwater borrowers who strategically

Fourth Quarter and Full Year 2015 Results	15

default on their mortgage loans; the volume of loans it modifies; the effectiveness of its loss mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as the enactment of housing finance reform legislation; future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, in its role as its conservator or as its regulator, such as changes in the type of business the company does, a requirement that the company implement a principal forgiveness program or the implementation of a single GSE security; limitations on our business imposed by FHFA, in its role as the company’s conservator or as its regulator; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risks; natural disasters, environmental disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2015, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

Fannie Mae enables people to buy, refinance, or rent homes.

Visit us at: www.fanniemae.com/progress
Follow us on Twitter: http://twitter.com/FannieMae

Fourth Quarter and Full Year 2015 Results	16

ANNEX
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$14,674	$22,023
Restricted cash (includes $25,865 and $27,515, respectively, related to consolidated trusts)	30,879	32,542
Federal funds sold and securities purchased under agreements to resell or similar arrangements	27,350	30,950
Investments in securities:
Trading, at fair value	39,908	31,504
Available-for-sale, at fair value (includes $285 and $596, respectively, related to consolidated trusts)	20,230	30,654
Total investments in securities	60,138	62,158
Mortgage loans:
Loans held for sale, at lower of cost or fair value	5,361	331
Loans held for investment, at amortized cost:
Of Fannie Mae	233,054	272,360
Of consolidated trusts	2,809,180	2,782,344
Total loans held for investment (includes $14,075 and $15,629, respectively, at fair value)	3,042,234	3,054,704
Allowance for loan losses	(27,951)	(35,541)
Total loans held for investment, net of allowance	3,014,283	3,019,163
Total mortgage loans	3,019,644	3,019,494
Deferred tax assets, net	37,187	42,206
Accrued interest receivable, net (includes $6,974 and $7,169, respectively, related to consolidated trusts)	7,726	8,193
Acquired property, net	6,766	10,618
Other assets	17,553	19,992
Total assets	$3,221,917	$3,248,176
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,194 and $8,282, respectively, related to consolidated trusts)	$9,794	$10,232
Debt:
Of Fannie Mae (includes $11,133 and $6,403, respectively, at fair value)	386,135	460,443
Of consolidated trusts (includes $23,609 and $19,483, respectively, at fair value)	2,811,536	2,761,712
Other liabilities (includes $448 and $503, respectively, related to consolidated trusts)	10,393	12,069
Total liabilities	3,217,858	3,244,456
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized— 555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 shares outstanding	687	687
Accumulated deficit	(126,942)	(127,618)
Accumulated other comprehensive income	1,407	1,733
Treasury stock, at cost, 150,679,953 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	4,030	3,680
Noncontrolling interest	29	40
Total equity	4,059	3,720
Total liabilities and equity	$3,221,917	$3,248,176

See Notes to Consolidated Financial Statements in 2015 Form 10-K

Fourth Quarter and Full Year 2015 Results	17

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2015	2014	2013
Interest income:
Trading securities	$444	$553	$779
Available-for-sale securities	1,156	1,622	2,357
Mortgage loans (includes $97,971, $101,835 and $101,448, respectively, related to consolidated trusts)	107,699	112,120	114,238
Other	143	110	175
Total interest income	109,442	114,405	117,549
Interest expense:
Short-term debt	146	94	131
Long-term debt (includes $80,326, $85,835 and $84,751, respectively, related to consolidated trusts)	87,887	94,343	95,014
Total interest expense	88,033	94,437	95,145
Net interest income	21,409	19,968	22,404
Benefit for credit losses	795	3,964	8,949
Net interest income after benefit for credit losses	22,204	23,932	31,353
Investment gains, net	1,336	936	1,127
Fair value gains (losses), net	(1,767)	(4,833)	2,959
Fee and other income	1,348	5,887	3,930
Non-interest income	917	1,990	8,016
Administrative expenses:
Salaries and employee benefits	1,319	1,321	1,218
Professional services	984	1,076	910
Occupancy expenses	182	203	189
Other administrative expenses	565	177	228
Total administrative expenses	3,050	2,777	2,545
Foreclosed property expense (income)	1,629	142	(2,839)
Temporary Payroll Cut Continuation Act of 2011 (“TCCA”) fees	1,621	1,375	1,001
Other expenses, net	613	478	95
Total expenses	6,913	4,772	802
Income before federal income taxes	16,208	21,150	38,567
Benefit (provision) for federal income taxes	(5,253)	(6,941)	45,415
Net income	10,955	14,209	83,982
Other comprehensive income (loss):
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(763)	494	693
Other	437	36	126
Total other comprehensive income (loss)	(326)	530	819
Total comprehensive income	10,629	14,739	84,801
Less: Comprehensive income attributable to noncontrolling interest	(1)	(1)	(19)
Total comprehensive income attributable to Fannie Mae	$10,628	$14,738	$84,782
Net income	$10,955	$14,209	$83,982
Less: Net income attributable to noncontrolling interest	(1)	(1)	(19)
Net income attributable to Fannie Mae	$10,954	$14,208	$83,963
Dividends distributed or available for distribution to senior preferred stockholder	(11,216)	(15,323)	(85,419)
Net loss attributable to common stockholders	$(262)	$(1,115)	$(1,456)
Loss per share: Basic and Diluted	$(0.05)	$(0.19)	$(0.25)
Weighted-average common shares outstanding: Basic and Diluted	5,762	5,762	5,762

See Notes to Consolidated Financial Statements in 2015 Form 10-K

Fourth Quarter and Full Year 2015 Results	18

FANNIE MAE
(In conservatorship)
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2015	2014	2013
Cash flows provided by (used in) operating activities:
Net income	$10,955	$14,209	$83,982
Reconciliation of net income to net cash provided by (used in) operating activities:
Amortization of cost basis adjustments	(6,298)	(4,265)	(5,104)
Benefit for credit losses	(795)	(3,964)	(8,949)
Valuation gains	(510)	(2,159)	(2)
Current and deferred federal income taxes	4,083	4,126	(47,766)
Net change in trading securities	(10,153)	(2,666)	1,575
Net gains related to the disposition of acquired property and preforeclosure sales, including credit enhancements	(3,055)	(4,510)	(6,024)
Other, net	(900)	(2,109)	(4,809)
Net cash provided by (used in) operating activities	(6,673)	(1,338)	12,903
Cash flows provided by investing activities:
Purchases of trading securities held for investment	—	—	(7,521)
Proceeds from maturities and paydowns of trading securities held for investment	768	1,358	2,491
Proceeds from sales of trading securities held for investment	1,104	1,668	14,585
Proceeds from maturities and paydowns of available-for-sale securities	4,394	5,853	10,116
Proceeds from sales of available-for-sale securities	8,249	3,265	15,497
Purchases of loans held for investment	(187,194)	(132,650)	(195,386)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	25,776	24,840	47,628
Proceeds from sales of loans acquired as held for investment of Fannie Mae	3,196	1,879	1,247
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	484,230	388,348	631,088
Net change in restricted cash	1,663	(3,547)	38,924
Advances to lenders	(118,746)	(100,045)	(139,162)
Proceeds from disposition of acquired property and preforeclosure sales	20,757	25,476	38,349
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	3,600	8,025	(6,475)
Other, net	527	197	1,373
Net cash provided by investing activities	248,324	224,667	452,754
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	443,371	380,282	372,361
Payments to redeem debt of Fannie Mae	(518,575)	(450,140)	(459,745)
Proceeds from issuance of debt of consolidated trusts	347,614	275,353	409,979
Payments to redeem debt of consolidated trusts	(511,158)	(405,505)	(707,544)
Payments of cash dividends on senior preferred stock to Treasury	(10,278)	(20,594)	(82,452)
Other, net	26	70	(145)
Net cash used in financing activities	(249,000)	(220,534)	(467,546)
Net increase (decrease) in cash and cash equivalents	(7,349)	2,795	(1,889)
Cash and cash equivalents at beginning of period	22,023	19,228	21,117
Cash and cash equivalents at end of period	$14,674	$22,023	$19,228
Cash paid during the period for:
Interest	$104,928	$108,667	$109,240
Income taxes	1,170	2,815	2,350
Non-cash activities:
Net mortgage loans acquired by assuming debt	$220,168	$190,151	$433,007
Net transfers from mortgage loans of Fannie Mae to mortgage loans of consolidated trusts	175,104	113,611	179,097
Transfers from advances to lenders to loans held for investment of consolidated trusts	114,851	93,909	137,074
Net transfers from mortgage loans to acquired property	17,534	24,742	34,024
Transfers of mortgage loans from held for investment to held for sale	8,601	2,194	1,341

See Notes to Consolidated Financial Statements in 2015 Form 10-K

Fourth Quarter and Full Year 2015 Results	19

FANNIE MAE
(In conservatorship)
Consolidated Statements of Changes in Equity
(Dollars and shares in millions)

	Fannie Mae Stockholders’ Equity
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non Controlling Interest	Total Equity
	Senior Preferred	Preferred	Common
Balance as of December 31, 2012	1	556	1,158	$117,149	$19,130	$687	$(122,766)	$384	$(7,401)	$41	$7,224
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	(10)	(10)
Comprehensive income:
Net income	—	—	—	—	—	—	83,963	—	—	19	83,982
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $529)	—	—	—	—	—	—	—	983	—	—	983
Reclassification adjustment for gains included in net income (net of tax of $157)	—	—	—	—	—	—	—	(290)	—	—	(290)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $68)	—	—	—	—	—	—	—	126	—	—	126
Total comprehensive income											84,801
Senior preferred stock dividends	—	—	—	—	—	—	(82,452)	—	—	—	(82,452)
Other	—	—	—	—	—	—	28	—	—	—	28
Balance as of December 31, 2013	1	556	1,158	117,149	19,130	687	(121,227)	1,203	(7,401)	50	9,591
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	(11)	(11)
Comprehensive income:
Net income	—	—	—	—	—	—	14,208	—	—	1	14,209
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $389)	—	—	—	—	—	—	—	722	—	—	722
Reclassification adjustment for gains included in net income (net of tax of $123)	—	—	—	—	—	—	—	(228)	—	—	(228)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $20)	—	—	—	—	—	—	—	36	—	—	36
Total comprehensive income											14,739
Senior preferred stock dividends	—	—	—	—	—	—	(20,594)	—	—	—	(20,594)
Other	—	—	—	—	—	—	(5)	—	—	—	(5)
Balance as of December 31, 2014	1	556	1,158	117,149	19,130	687	(127,618)	1,733	(7,401)	40	3,720
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	(12)	(12)
Comprehensive income:
Net income	—	—	—	—	—	—	10,954	—	—	1	10,955
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of tax of $151)	—	—	—	—	—	—	—	(280)	—	—	(280)
Reclassification adjustment for gains included in net income (net of tax of $253)	—	—	—	—	—	—	—	(483)	—	—	(483)
Prior service cost and actuarial losses, net of amortization for defined benefit plans and other, net of tax	—	—	—	—	—	—	—	437	—	—	437
Total comprehensive income											10,629
Senior preferred stock dividends	—	—	—	—	—	—	(10,278)	—	—	—	(10,278)
Balance as of December 31, 2015	1	556	1,158	$117,149	$19,130	$687	$(126,942)	$1,407	$(7,401)	$29	$4,059

See Notes to Consolidated Financial Statements in 2015 Form 10-K

Fourth Quarter and Full Year 2015 Results	20